UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MGM Resorts International

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Schedule 14A

Definitive Additional Materials

Supplemental Proxy Materials

for Annual Meeting of Stockholders

to be held on June 5, 2014

The Board of Directors of MGM Resorts International is saddened to report that Burton M. Cohen passed away on May 5, 2014. Mr. Cohen had served as a director since 2010 and served on the audit committee and nominating/corporate governance committee.

Everyone who knew Mr. Cohen enjoyed his sharp sense of humor, his warmth and his immeasurable wisdom. We were very fortunate to have him on our Board of Directors for the past four years. He had tremendous vision, and his contributions to this company were invaluable. We join with his family and many friends in reflecting on his many contributions to our company, industry and community.

Mr. Cohen was a nominee for election to the Board of Directors at the Company’s annual meeting of stockholders to be held on June 5, 2014 (the “Annual Meeting”). The Board of Directors has not designated a substitute nominee for Mr. Cohen and has reduced the size of the Board of Directors from 13 to 12. Upon expiration of the term of Willie D. Davis at the Annual Meeting as described in our proxy statement, the size of the Board of Directors will be further reduced from 12 to 11. The Board of Directors will therefore present 11 nominees for election at the Annual Meeting. The Board of Directors recommends that you vote FOR each of these 11 nominees.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regard to the existing nominees, unless you choose to revoke your proxy. If you have not already voted your shares by proxy, you may still use the original proxy card that we previously distributed, and your vote with respect to nominees for director will be counted accordingly, other than votes with respect to Mr. Cohen, which will be disregarded for purposes of the election of directors at the Annual Meeting.

By order of the Board of Directors,

Chairman of the Board and
Chief Executive Officer

May 22, 2014